Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of June 15, 2026 (the “Agreement”), between The Lovesac Company, a Delaware corporation (the “Company”) and Andrew Farag (the “Executive”).

WHEREAS, the Company is in the business of manufacturing, distributing and selling furniture in the retail market;

WHEREAS, the Company wishes to assure itself of the management services of the Executive for the period provided in this Agreement, and the Executive desires to serve in the employ of the Company for such period and upon the terms and conditions hereinafter provided; and

WHEREAS, the Company and Executive desire to memorialize the terms and conditions of the Executive’s employment by a written agreement.

IT IS THEREFORE AGREED AS FOLLOWS:

1. Employment Duties and Acceptance.

1.1 Employment by the Company. The Company shall employ the Executive, for itself and its subsidiaries and affiliates, for the Term (as herein defined), to render exclusive and full-time services in the capacity of Executive Vice President, Chief Financial Officer and Treasurer of the Company.

1.2 Duties/Authority. The Executive shall have such responsibilities, powers and duties substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of the business of the Company. The Executive will report to Mary Fox, President of the Company. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. The Executive shall not, without the prior approval of the Company, whether for compensation or otherwise, directly or indirectly, alone or as a member of any partnership or other organization, be actively engaged in or concerned with any other business duties or personal pursuits which are in conflict with the Executive’s duties to the Company (whether under this Agreement or otherwise). The Executive’s reasonable participation in charitable organizations shall not be considered a violation of this provision.

1.3 Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above. Subject to appointment by the Board as such, the Executive may also serve during all or any part of the Term as an officer of any other entity controlled by the Company, and as a director of the Company and of any other entity controlled by the Company, in each case without any compensation therefor other than that specified in this Agreement.

1.4 Place of Employment. The Executive’s principal place of employment shall be at his home office, subject to such reasonable travel to the Company’s headquarters in Stamford, Connecticut or St. George, Utah, as the rendering of the services hereunder may require.

2. Term of Employment. The stated term of employment under this Agreement (the “Term”) shall commence on the date hereof and shall continue until terminated in accordance with Section 4 of this Agreement.

3. Compensation.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term a salary of $560,000 per annum (the “Base Salary”), payable not less frequently than monthly, less such deductions as shall be required to be withheld by applicable rules and regulations. The Base Salary shall not preclude raises, equity compensation, annual bonus and other compensation or incentives, as set forth herein or, should the Board, in its sole and absolute discretion, so determine to provide such additional compensation or incentives to the Executive. The Executive’s total compensation, including Base Salary, Annual Bonus and equity compensation opportunities shall be subject to annual review by the Board (or a compensation committee thereof) and adjustments considered based upon individual performance, market alignment or other factors. The Executive acknowledges and understands that the Board is under no obligation to increase any component of the Executive’s total compensation pursuant to this review.

3.2 Annual Bonus.

(a)	The Company shall pay the Executive during the Term an annual bonus with a target value of 70% of the Executive’s Base Salary up to 140% of the Executive’s Base Salary (except as otherwise provided below in this paragraph) (“Annual Bonus”), subject to the Company’s achievements relative to certain performance targets established by the Board (or a compensation committee thereof) for the performance period, and individual performance, as applicable. The Annual Bonus will be determined by the Board after receipt of the Company’s audited financials for the applicable year, and for the avoidance of doubt will be paid during the calendar year in which occurs the last day of the fiscal year with respect to which such Annual Bonus relates. The terms and conditions of Annual Bonuses shall be governed by the Company’s Annual Incentive Compensation Plan.

(b)	The Executive must remain employed through the bonus payment date to receive any Annual Bonus; provided, however, that in the event of termination of the Executive’s employment by the Company, for any reason other than for Cause (as defined below), and the performance targets are achieved in accordance with Section 3.2(a), and subject to the conditions set forth in Section 4.4, Annual Bonuses shall be awarded pro rata based on the proportion of such fiscal year served by the Executive. The Executive shall not be entitled to any such pro rata Annual Bonuses with respect to any fiscal year occurring after the fiscal year in which the Executive was terminated. Executive’s Annual Bonus for fiscal 2027 shall not be prorated.

3.3 Equity Compensation.

(a)	Inaugural Equity Award. The Executive shall be awarded an inaugural grant of restricted stock units (“Inaugural RSUs”) valued at $450,000 on or about your start date, the terms of which shall be governed by the Company’s Second Amended and Restated 2017 Equity Incentive Plan (the “2017 Plan”), including any equity grant documents thereunder. Your Inaugural RSU award shall be subject to time-based vesting. Once vested, Inaugural RSUs are settled in shares of Company common stock and issued in three installments on or about the anniversary of the grant date provided that the Executive is employed by the Company on such date.

(b)	Annual Equity Award. The Executive shall be eligible to receive a discretionary annual award of RSUs (“Annual RSUs”) valued at $791,000, the terms of which shall be governed by the 2017 Plan, including any equity grant documents thereunder. Half of such Annual RSU award shall be subject to time-based vesting, and half shall be subject to performance-based vesting (“PSUs”). PSUs are eligible to vest based on Company performance relative to metrics and targets set by the Board (or a compensation committee thereof) for the applicable performance period. Once vested, Annual RSUs are settled in shares of Company common stock or cash and issued in three installments on or about the anniversary of the grant date provided that the Executive is employed by the Company on such date. Once vested, PSUs are settled in shares of Company common stock or cash and issued at the end of the performance period, subject to certification by the Board on the level of attainment of such PSUs and provided that the Executive is employed by the Company on the vesting date.

3.4 Participation in Employee Benefit Plans. The Executive shall be permitted during the Term, if and to the extent eligible, to participate on the same terms in any group life, hospitalization or disability insurance plan, health program, retirement savings plan or similar benefit plan of the Company that is available generally to other senior executives and managers of the Company and its subsidiaries. The Board may determine to offer the Executive participation in stock, phantom stock or profit based bonus or similar plans, to the extent applicable, and may provide the Executive with additional fringe benefits.

3.5 Expenses. Subject to policies applicable to senior executives of the Company generally, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, and which expenses are consistent with the Company’s policies in effect from time to time with respect to such travel, entertainment and other business expenses, upon presentation of expense statements or vouchers or such other supporting information as it may require.

3.6 Vacation. The Executive shall be entitled to participate in the Company’s paid time off program for other executives.

3.7 Inaugural Cash Award. The Executive shall receive a one-time cash award, payable within thirty (30) days of the date of the Executive’s commencement of employment, in the amount of $255,000 (“Cash Award”), subject to tax withholding. If the Executive’s employment is terminated for cause or due to voluntary resignation prior to the two-year anniversary of the Executive’s commencement of employment, the Executive shall be required to repay the Company the after-tax value of the Cash Award within thirty days of the date of termination.

4. Termination.

4.1 Termination upon Death. If the Executive dies during the Term, this Agreement shall terminate.

4.2 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform Executive’s services hereunder (as determined, in good faith, by a physician selected by the Board and reasonably acceptable to the Executive or the Executive’s legal representative, which agreement as to acceptability will not be unreasonably delayed or withheld) for (a) a period of three (3) consecutive months, or (b) for shorter periods aggregating three (3) months during any six (6) month period, the Company may at any time after the last day of the three (3) consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three (3) months, by written notice to the Executive, terminate the Term of the Executive’s employment hereunder. Nothing in this Section 4.2 shall be deemed to extend the Term.

4.3 Termination for Cause. The Company may at any time by written notice to the Executive terminate the Term of the Executive’s employment hereunder for Cause and the Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such notice except for the payment or provision, as applicable, of (a) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (b) all unreimbursed expenses for which Executive is otherwise entitled to reimbursement pursuant to Section 3.5 (if any), and (c) other payments, entitlements or benefits (if any), in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise, on the date of termination (“Other Benefits”). For purposes hereof, the term “Cause” shall mean: (i) conviction of the Executive for any crime constituting a felony in the jurisdiction in which committed, or for any other criminal act against the Company or its subsidiaries involving dishonesty or willful misconduct intended to injure the Company or its subsidiaries (whether or not a felony and whether or not criminal proceedings are initiated); (ii) failure or refusal of the Executive in any material respect to perform the duties of the Executive’s employment or to follow the lawful and proper directives of the President and Chief Executive Officer, provided such duties or directives are consistent with this Agreement and such failure or refusal continues uncured for a period of thirty (30) days after written notice thereof specifying the nature of such failure or refusal and requesting that it be cured is given by the Company to the Executive; (iii) breach by the Executive of the provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5, or 5.8; or (iv) any willful or intentional act of the Executive committed for the purpose, or having the reasonably foreseeable effect, of injuring the Company, its subsidiaries or their business or reputation or of improperly or unlawfully converting for the Executive’s own personal benefit any property of the Company or the subsidiaries.

4.4 Termination with Good Reason or without Cause. During the Term, (a) the Executive may terminate Executive’s employment with the Company at any time with Good Reason (as defined below), and (b) the Company may terminate the Executive’s employment without Cause, upon ten (10) days’ written notice to the Executive. In either such case, provided the Executive has not breached and does not breach the provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5, or 5.8 and the Executive has entered into and not revoked a general release of claims without additional post-termination restrictions included therein in form reasonably satisfactory to the Company so that it becomes effective within sixty (60) days after the Executive’s termination of employment, the Executive shall continue to receive (i) for a period of twelve (12) months immediately following the Executive’s date of termination (A) the Executive’s Base Salary as in effect on the date of such notice, payable in accordance with the Company’s payroll schedule, and (B) coverage under the Company’s group health plan under COBRA, if elected, paid for by the Company (or reimbursed for the premiums therefor), (ii) the payment or provision of Other Benefits, and (iii) coverage under the term life insurance policy (or be reimbursed for the premiums therefor) and the Company’s directors’ and officers’ liability indemnification and insurance coverage. If the severance benefits hereunder are considered “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the period to consider and revoke the release spans two tax years, the severance will begin to be paid in the second tax year even if the release becomes effective in the earlier tax year, and the first such payment shall include all payments that would have otherwise become payable prior to such first payment date if not for such restriction. For purposes of this Agreement, “Good Reason” means (1) the assignment to the Executive of duties and responsibilities not commensurate with the Executive’s position with the Company, (2) the failure of the Company to provide compensation and benefits to the Executive as required herein, (3) a reduction in the Executive’s Base Salary without the Executive’s consent, or (4) the failure of the Company to adhere in any substantial manner to any of its other covenants herein; provided that any of the foregoing continues for a period of twenty (20) days after written notice thereof, specifying the nature thereof and requesting that it be cured, is given by the Executive to the Company. No severance will be paid for a “Good Reason” termination unless the Executive terminates employment within sixty (60) days after the first occurrence of the condition and the Company has not cured such condition within thirty (30) days after written notice thereof (which notice shall state that such condition constitutes Good Reason) from the Executive.

4.5 Voluntary Termination. The Executive may terminate the Executive’s employment with the Company at any time in the Executive’s sole and absolute discretion upon giving at least sixty (60) days advance written notice to such effect to the Company (a “Voluntary Termination”). In the event the Executive’s employment is terminated during the Term by the Executive’s Voluntary Termination (other than termination by the Executive for Good Reason), then the Executive shall be entitled only to receive the Executive’s Base Salary payable through the date of such Voluntary Termination.

4.6 Compensation Upon Disability. In the event of termination of this Agreement by reason of disability as set forth in Section 4.2 hereof, the Company shall pay to the Executive, (a) the Executive’s Base Salary as in effect on the date of termination for four (4) months immediately following the Executive’s date of termination, payable in accordance with the provisions of Section 3.1 hereof, and (b) all benefits from the Company and its employee benefit plans earned and accrued as of such termination date.

5 Confidentiality, Intellectual Property, Noncompete, Nonsolicitation, and Non-Disparagement.

5.1 Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Term any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in the Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. For purposes hereof, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive, or (c) the disclosure of which is consented to in writing by the Company.

5.2 Ownership of Intellectual Property. In the event that the Executive as part of the Executive’s activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Term will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’ interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment hereunder).

5.3 Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within Executive’s control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company. The Executive shall be permitted to retain a copy of this Agreement and other documents concerning the Executive’s entitlement to compensation to enforce the terms of this Agreement or any other rights afforded by law to the Executive.

5.4 Noncompetition. The Executive acknowledges that during Executive’s employment with the Company, Executive will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that Executive’s services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Term, and after termination of employment, for the duration of the Noncompetition Period (as defined below), the Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process or being planned as of the termination of employment, within any county in which the Company or its subsidiaries have operating locations, leases, options to lease or acquire property, or definitive plans known to the Executive at the time of termination to engage in such businesses. The “Noncompetition Period” shall be 12 months following the termination of employment. It shall not be considered a violation of this Section 5.4 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

5.5 Nonsolicitation. The Executive hereby agrees that (a) during the Term and for a period of 12 months after the termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, actively induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its subsidiaries at any time during such Nonsolicitation Period or within the three-month period prior thereto and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insurer, reinsurer, broker, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

5.6 Enforcement of Noncompete and Nonsolicitation. If, at the enforcement of Sections 5.4 or 5.5, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in Sections 5.4 or 5.5 to cover the maximum duration, scope and area permitted by law.

5.7 Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of Executive’s covenants and agreements with the Company contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5 or 5.8 could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of the Executive’s covenants and agreements contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5 or 5.8, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

5.8 Non-Disparagement. During the time that Executive is employed by the Company and thereafter, without limitation of time, Executive shall not at any time make, publish or communicate to any person or entity, including, but not limited to, the customers or suppliers of the Company or any of its affiliates, any Disparaging (as defined below) remarks, comments or statements concerning Company, any other equity holders of the Company, or any affiliates of any of the foregoing. The Company shall instruct its Directors and Officers not to make any Disparaging comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

5.9 Nothing in this agreement prohibits or restricts the parties from contacting, assisting, responding to, providing truthful testimony to or filing charges with any regulatory organization, authority or agency (e.g., the EEOC, IRS, SEC or FINRA), or from complying with any court or administrative order or subpoena, or from providing any other disclosure required by law. Nothing in this Agreement prohibits or is intended to restrict or impede the Executive from discussing the terms and conditions of his employment with coworkers or union representatives, or exercising protected rights under Section 7 of the National Labor Relations Act, or exercising protected rights to the extent that such right cannot be waived by agreement, or otherwise disclosing information as permitted by law. Notwithstanding any provisions of this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, the Executive is hereby notified that, pursuant to the Defend Trade Secrets Act, the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law. The Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6 Other Provisions.

6.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, via facsimile or other electronic means, sent by overnight delivery service with delivery signature required, or sent with return receipt requested by certified, registered, or express mail, postage prepaid to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, upon confirmation of receipt when delivered via facsimile or other electronic means, or if mailed, two days after the date of mailing, as follows:

if to the Company, at:

The Lovesac Company
421 Atlantic Street

Suite 201,

Stamford, CT 06901

Attention: Head of People Department

Copy to:

The Lovesac Company
421 Atlantic Street

Suite 201,

Stamford, CT 06901

Attention: General Counsel legal@lovesac.com

if to the Executive, to the Executive at:

Each of the foregoing shall be entitled to specify a different address by giving notice as aforesaid to each of the other persons or entities listed above.

6.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes and nullifies any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof including, without limitation, any prior employment agreement or separation agreement.

6.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties making specific reference to this Agreement, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with and subject to, the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state.

6.5 Acknowledgments. The Executive acknowledges that the Executive has read this entire Agreement, has had the opportunity to consult with an attorney, and fully understands the terms of this Agreement. The Executive is satisfied with the terms of this Agreement and agrees that its terms are binding upon the Executive and the Executive’s heirs, assigns, executors, administrators, and legal representatives.

6.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than the Executive’s right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter oflaw, as if no such assignment or transfer had taken place. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such assignment, merger, consolidation, amalgamation or scheme of arrangement shall be a breach of this Agreement and shall entitle the Executive to such compensation and benefits from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Company had terminated Executive’s employment without Cause.

6.7 Counterparts. This Agreement may be executed in two or more counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement

6.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.10 Section 409A.

(a)	If the Company determines in good faith that any prov1s10n of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code and the applicable guidance thereunder (“Section 409A”), the Company and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.

(b)	“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” as defined in Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)	With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement or other compensation arrangement arises on account of Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Compensation Committee of the Board), any payment of deferred compensation” (as defined under Treasury Regulation Section l.409A-l(b)(l), after giving effect to the exemptions in Treasury Regulation Sections l.409A-l(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six (6)-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.

6.11 Attorneys Fees. The prevailing party in any litigation between the Company and the Executive concerning the parties’ employment relationship and/or any claim arising from this Agreement shall be entitled to an award of the reasonable legal fees and disbursements incurred by such party.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

The Lovesac Company

/s/ Mary Fox
Mary Fox
President

Executive

/s/ Andrew Farag
Andrew Farag

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